Exhibit 99.1

Dexcom Reports Preliminary, Unaudited Revenue for the Fourth Quarter and Fiscal Year 2023 and Initial 2024 Outlook

The company also announced Stelo, its new glucose sensor for people with type 2 diabetes who do not use insulin, has been submitted to the U.S. Food and Drug Administration for review and is expected to launch in the U.S. in summer 2024

SAN DIEGO, CA - (BUSINESS WIRE-January 8, 2024) - DexCom, Inc. (Nasdaq: DXCM), the leader in real-time continuous glucose monitoring (“CGM”), today reported that it expects preliminary, unaudited revenue for the fourth quarter ended December 31, 2023 to be at least $1.030 billion, an increase of 26% over the fourth quarter of 2022. U.S. revenue is expected to be approximately $765 million, representing growth of 26% over the fourth quarter of 2022. International revenue is expected to be approximately $265 million, an increase of 27% over the fourth quarter of 2022.

For fiscal 2023, total preliminary, unaudited revenue is expected to be approximately $3.62 billion, an increase of 24% over 2022.

“Dexcom had an incredible year in 2023 with the largest expansion of coverage in our company’s history, a successful rollout of Dexcom G7 in the U.S. and expansion of G7 to more than 15 international markets, and an acceleration in our revenue growth,” said Kevin Sayer, Dexcom’s chairman, president and CEO. “We plan to continue this momentum in 2024 and further expand our addressable market with the expected launch of our first product for people who do not use insulin.”

2024 Outlook

For 2024, Dexcom currently anticipates total revenue of approximately $4.15 billion to $4.35 billion, representing expected organic growth1 of approximately 16% to 21% over 2023. This outlook considers sensor volume growth driven by increasing CGM access and awareness for people with diabetes, the introduction of Dexcom’s product for people who do not use insulin, further international expansion, and overall market dynamics.

In addition, Dexcom currently estimates 2024 Non-GAAP Gross Profit Margin and Non-GAAP Operating Margin to be at the following levels:
–Non-GAAP Gross Profit Margin of approximately 63 – 64%
–Non-GAAP Operating Margin of approximately 20%

Dexcom also announced today that Stelo, its new glucose sensor designed specifically for people with type 2 diabetes who do not use insulin, was submitted to the FDA for review in Q4 2023. Stelo will offer 15-day sensor wear, a cash-pay option and a software experience tailored specifically for non-insulin users. The system is expected to launch in the U.S. in summer 2024.

“Understanding glucose levels is key to unlocking our metabolic health, and Stelo will help users see first-hand how their health is affected by factors such as diet, exercise, sleep and stress,” said Jake Leach, executive vice president and chief operating officer at Dexcom. “Through our expanding product portfolio, Dexcom is defining the future of sensing technology and empowering people to take control of health.”

Fourth Quarter 2023 Financial Results Conference Call

Dexcom will report its audited full fourth quarter and fiscal 2023 financial results on Thursday, February 8, 2024 after the close of market. Management is currently scheduled to host a conference call at 4:30 p.m. (Eastern Time) that day. More details will be provided later.

1 Organic growth excludes non-CGM revenue acquired or divested in the trailing twelve months, as well as the impact of foreign exchange. Assumes divestiture of certain non-CGM assets that accounted for approximately $30 million of revenue in fiscal year 2023. 2024 organic growth expectation calculated excluding that contribution from the 2023 base.

About DexCom, Inc.

DexCom, Inc. empowers people to take real-time control of health through innovative continuous glucose monitoring (CGM) systems. Headquartered in San Diego, Calif., and with operations across Europe and select parts of Asia/Oceania, Dexcom has emerged as a leader of diabetes care technology. By listening to the needs of users, caregivers, and providers, Dexcom works to simplify and improve diabetes management around the world. For more information about Dexcom CGM, visit www.dexcom.com.

Category: IR

Statement Regarding Use of Non-GAAP Financial Measures

This press release includes non-GAAP financial measures. We have not reconciled our organic revenue growth, Non-GAAP Gross Profit Margin and Non-GAAP Operating Margin estimates for fiscal year 2024 because certain items that impact these figures are uncertain or out of our control and cannot be reasonably predicted. Accordingly, a reconciliation of organic revenue growth, Non-GAAP Gross Profit Margin and Non-GAAP Operating Margin is not available without unreasonable effort.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that are not purely historical regarding Dexcom’s or its management’s intentions, beliefs, expectations and strategies for the future, including those related to Dexcom’s preliminary, unaudited revenue for the fourth quarter of and the full fiscal year 2023, and estimated total revenue, Non-GAAP Gross Profit Margin, and Non-GAAP Operating Margin for fiscal 2024, expected growth rates as compared to the year ended December 31, 2022, as well as the anticipated launch of Stelo. All forward-looking statements included in this press release are made as of the date of this release, based on information currently available to Dexcom, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward-looking statements. The risks and uncertainties that may cause actual results to differ materially from Dexcom’s current expectations are more fully described in Dexcom’s most recent Quarterly Report on Form 10-Q for the period ended September 30, 2023, as filed with the Securities and Exchange Commission on October 26, 2023, and its other reports, each as filed with the Securities and Exchange Commission. Except as required by law, Dexcom assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

FOR MORE INFORMATION:
Sean Christensen
Vice President, Finance and Investor Relations
(858) 203-6657
www.dexcom.com
Dexcom, Dexcom Clarity, Dexcom Follow, Dexcom One, Dexcom Share, and any related logos and design marks are either registered trademarks or trademarks of Dexcom, Inc. in the United States and/or other countries.